EXHIBIT 99

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

SECOND QUARTER OPERATING RESULTS

McLEAN, VA, June 23, 2003 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and retailer, today reported operating results for the second quarter ended June 1, 2003.

Net earnings totaled $89 thousand, or $0.01 per diluted share, compared to a loss in the prior year period of $(1.4) million, or $(.10) per diluted share. Net shipments increased to $68.1 million, compared with $67.6 million for the same period last year. Gross profit margins decreased to 35.2% for the second quarter, down from 35.9% for the same period last year. The change in gross profit reflects lower wholesale volume and retail clearance sale activity.

Included in earnings for the current quarter was $731 thousand, net of taxes, or $.06 per share, of earnings and benefit from the sale of the Mitchell Gold division, which was announced April 4, 2003. All prior periods have been restated to reflect Mitchell Gold’s results as discontinued operations. Included in earnings for the second quarter of the prior year was a charge of $1.4 million, net of taxes, or $(.11) per share, for the combination of the former Home Elements division into Storehouse.

For the six-month period, net earnings were $92 thousand, compared to a loss of $(667) thousand in the prior year. Shipments were $131.8 million, down 1% from prior year shipments of $133.3 million. Gross profit margins decreased to 35.1% from 35.7% in the prior year. Selling and administrative expenses at $47.1 million were $2.6 million lower than last year’s $49.7 million, reflecting improved operating controls in the manufacturing segment partially offset by higher retail warehousing and delivery expense, and the restructuring charge in the prior year.

“We were particularly pleased by the sales growth at our Storehouse retail business, which achieved increases of 13% same store sales and 15% all stores sales over the prior year second quarter. However, weakness continues in the incoming order rate for our Rowe Furniture manufacturing unit, reflecting trends in our industry and the economy in general,” said Gerald M. Birnbach, Chairman and President, “and we continue to maintain strict cost control in all areas of the business”.

During the quarter, the Company completed its analysis of intangible assets as required under FAS 142, and concluded that no impairment of the asset value has occurred.

The Rowe Companies is comprised of Rowe Furniture, Inc. a major manufacturer of quality upholstered furniture; and Storehouse, Inc., a 60-store retail furniture chain.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

— table follows —

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 1, 2003 AND JUNE 2, 2002

(Unaudited)

	Three Months Ended		Six Months Ended
	June 1, 2003	June 2, 2002	June 1, 2003	June 1, 2002
	($ in thousands except per share amounts)

Net shipments	$68,059	$67,582	$131,778	$133,327
Cost of shipments	44,096	43,288	85,472	85,795

Gross profit	23,963	24,294	46,306	47,532

Selling and administrative expenses	24,270	24,617	46,954	47,588
Retail restructuring and other charges	125	2,089	125	2,089

Operating loss	(432)	(2,412)	(773)	(2,145)

Interest expense	(1,036)	(633)	(2,372)	(1,413)
Other income	411	528	806	1,010

Loss from continuing operations before taxes	(1,057)	(2,517)	(2,339)	(2,548)

Tax benefit	(415)	(793)	(885)	(783)

Net loss from continuing operations	(642)	(1,724)	(1,454)	(1,765)

Earnings from discontinued operations, net of tax expense of $165, $211, $664 and $871, respectively	269	358	1,084	1,098

Gain on sale of Mitchell Gold, net of tax benefit of $1,473	462	—	462	—

Net earnings (loss)	$89	$(1,366)	$92	$(667)

Net loss from continuing operations per common share	$(0.05)	$(0.13)	$(0.11)	$(0.13)

Net earnings (loss) per common share	$0.01	$(0.10)	$0.01	$(0.05)

Weighted average common shares	13,167	13,139	13,166	13,137

Net loss from continuing operations per common share assuming dilution	$(0.05)	$(0.13)	$(0.11)	$(0.13)

Net earnings (loss) per common share assuming dilution	$0.01	$(0.10)	$0.01	$(0.05)

Weighted average common shares and equivalents	13,188	13,139	13,200	13,137

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 1, 2003	December 1, 2002
	($ in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,363	$274
Restricted cash collateralizing letters of credit	3,938	1,938
Accounts receivable, net	17,071	24,344
Notes receivable	100	200
Tax refunds receivable	465	—
Inventories	31,455	37,207
Deferred income tax asset	1,955	2,118
Prepaid expenses and other	1,310	3,589

Total current assets	59,657	69,670

PROPERTY AND EQUIPMENT, net	42,263	51,769
GOODWILL, net	14,224	40,565
OTHER NONCURRENT ASSETS	11,283	12,288

	$127,427	$174,292

LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt	$15,441	$5,945
Accounts payable and accrued liabilities	21,463	27,526
Payment due under earn-out obligation	—	12,800
Customer deposits	10,904	10,436

Total current liabilities	47,808	56,707

LONG-TERM DEBT	25,546	63,475
DEFERRED LIABILITIES	4,976	5,287

Total liabilities	78,330	125,469

Total stockholders’ equity	49,097	48,823

	$127,427	$174,292